Investor and Media Relations: Marty Tullio, Managing Partner McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com

CNS Response:  Letter to Shareholders

Costa Mesa, CA – September 2, 2009 – CNS Response, Inc. (OTCBB:CNSO) provides a Letter to Shareholders from Chief Executive Officer George Carpenter.

“Dear Shareholder,

We’ve had some significant positive developments recently and I promised to keep you updated: in the last four months we’ve financed the Company, added top-notch talent to our Board, hit significant milestones on our clinical trial and commercial initiatives, and begun key product improvements.

As you may recall from my last note, when the Board changed leadership in April we were a company with negative shareholder equity, at risk of not completing our major clinical trial, and carrying significant unpaid obligations (like incorporation in Delaware). We set out three straightforward, short-term goals to secure the Company’s survival and build a foundation for future growth:

1.
Complete the Depression Efficacy Trial -- finish recruiting and proceed with site lockdown, statistical analysis, and publication strategy, pursuant to a November release of top-line data. In June we completed recruiting with 114 subjects, after our biostatistician notified us that the study was fully powered. All patients are expected to have completed the trial protocol by September 12, with site data lockdown already begun. These milestones keep us on track for release of the TRD trial results at U.S. Psychiatric Congress in November.

2.	“Monetize the test” -- prove that commercialization of rEEG® can reduce the Company’s cash burn by the end of calendar 2009.

Good clinicals alone can’t bring a promising new technology to market. The question is, can rEEG testing grow profitably? In my previous update, I estimated that breakeven cash flow at current expense levels requires over 500 paid tests per month; our goal is to demonstrate meaningful progress in closing that gap by the end of 2009.

We have recently taken steps to improve and protect our assets by implementing a physician portal which provides for faster and easier access to information and results by our doctors. And we filed for patent protection in all European countries.

We have continued our focused network strategy with physicians and have improved our test volume.

3.
Raise $4-5 million -- to properly capitalize the company through clinical trial completion and early commercialization. On August 26th we completed our first equity closing with over $2 million in new capital. We expect to raise a total of $4-5 million by the end of September. These funds will provide the Company with the proper balance sheet strength to take advantage of market and product opportunities as they develop, and to complete the existing mission-critical milestones. The offering was underwritten by Maxim Group in New York at a per share price of $.30 with warrants to purchase common stock at $.30 per share.

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CNS Response:  Letter to Shareholders

Additionally, we’ve added a fourth goal, to reflect our commitment to building our foundation for growth and shareholder accountability:

4.
Governance -- Our goal in the coming year is to make sustained progress on governance by assembling a world-class board of directors and listening to them. To that end, with the closing of the offering mentioned above, John Pappajohn and Tommy Thompson joined the CNS Response Board. John Pappajohn is an experienced healthcare venture capitalist with a record of taking good ideas and bringing them to market. Tommy Thompson was an innovator as Secretary of Health and Human Services and a four-term Governor of Wisconsin. The insight and experience of these two accomplished individuals will be invaluable as we move through clinical trials to commercialization.

Finally, as you may know, Len Brandt has taken unprecedented steps to unseat what is now a top-notch board of directors and return himself to control. Brandt has repeatedly ignored SEC rules, Delaware law and our bylaws, and has published a long list of half-truths and misinformation.

You may therefore be receiving 2 proxy cards in the mail this month: one from the Company, for a validly noticed and properly documented Annual Meeting, to be held at 10:00 a.m. on September 29th PDT at the Island Hotel in Newport Beach, CA. It will be the first annual meeting in the Company’s history, open to all shareholders of record as of August 27, 2009.

You may also receive a proxy card from Len Brandt, which we do not believe will be usable for any validly called shareholder meeting or purpose. However, if you fill out and return this card, it may result in a quorum at one of his purported meetings and may unintentionally assist Len Brandt in his efforts to take over the company, even if you vote against him. Since the Company and most shareholders won't be there, he can get a bare majority of a bare quorum. In other words, shareholders with slightly over 25 percent of the outstanding shares could end up usurping the voice of 75 percent of the shareholders.

Unfortunately the Company has had to waste valuable resources, both personnel and capital, to ensure that ALL CNS shareholders have a voice in the election of directors.

Of course, there are two sides to any dispute. I came to this Company to work with Len Brandt, as did all the Directors and managers who he brought into the Company to make referenced-EEG a success. I think he’s a visionary, a charismatic figure, and I don’t know that CNS Response would have gotten this far without his relentless and single-minded pursuit of his vision. I also think he has great difficulty listening to and following the counsel of others, including his own Board, and I believe this proxy contest is not the first instance of that. At this stage in CNS Response’s development, we need leadership that can listen, grow, and be held accountable.

I appreciate your comments, ideas, and support.  We’re rolling now.

Sincerely yours,

George Carpenter

George C. Carpenter IV
Chief Executive Officer”

Additional Information and Where to Find It
CNS Response, Inc. (the “Company”) intends to file one or more a proxy statements with the Securities and Exchange Commission (“SEC”) in connection with its Annual Meeting of Stockholders and one or more purported meetings called by a stockholder of the Company, Leonard Brandt. CNS SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at www.sec.gov or from the Company at 2755 Bristol Street, Suite 285, Costa Mesa, CA 92626.
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CNS Response:  Letter to Shareholders

Participants in Solicitation
CNS and its directors (other than Leonard J. Brandt) and executive officer (George Carpenter, who also serves as a director) may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the Company’s 2009 Annual Meeting of Stockholders the purported special meeting called by Leonard Brandt or any consent solicitation undertaken by Brandt. Securityholders may obtain information regarding the names, affiliations and interests of such individuals in CNS’s Form 10-K and Form 10-K/A filings with the SEC on January 13, 2009 and January 28, 2009, respectively.  To the extent holdings of CNS securities of the participants have changed since the amounts reflected in those filings, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 or Form 5 filed by those persons with the SEC. Additional information regarding the interests of these persons in these matters will be included in the Company’s definitive proxy statements.

About CNS Response
Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc.  Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient’s own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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